QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Independent Auditors' Consent

The Audit Committee of the Board of Directors
The Smith & Wollensky Restaurant Group, Inc.,

        We consent to incorporation by reference in the registration statement (No. 333-100573) on Form S-8 of The Smith & Wollensky Restaurant Group, Inc. of our report dated March 17, 2004, except as to note 19, which is as of March 24, 2004, relating to the consolidated balance sheets of The Smith & Wollensky Restaurant Group, Inc. and subsidiaries as of December 29, 2003 and December 30, 2002, and results of their operations and their cash flows, and changes in stockholders' equity and comprehensive income (loss) for the years ended December 29, 2003, December 30, 2002, and December 31, 2001, which report appears in the December 29, 2003 annual report on Form 10-K of The Smith & Wollensky Restaurant Group, Inc.

        Our report dated March 17, 2004, except as to note 19, which is as of March 24, 2004, contains an explanatory paragraph that states the Company, as discussed in Note 2(j) to the financial statements, adopted FASB 142, "Goodwill and Other Intangible Assets" and FASB 144, "Accounting for the Impairment or Disposal of Long-lived Assets," as of January 1, 2002.

/s/ KPMG LLP

New York, New York March 24, 2004

QuickLinks

  Exhibit 23.1
Independent Auditors' Consent